Exhibit 10.43

Assured Guaranty Corp. 1325 Avenue of the Americas, 18th Floor New York, NY 10019 212-974-0100 www.assuredguaranty.com

August 19, 2004

Dear Rob:

As per your discussion with Dominic Frederico, your new annual salary effective August 23, 2004 will be $275,000.  Your annual base salary will be adjusted to $300,000 April 1, 2005.

In the event your employment is terminated without Cause within two (2) years of a Change of Control of Assured Guaranty Ltd. you will receive salary continuation at your then current salary rate for a two (2) year period.  You will continue to be eligible to participate in any employee benefit plans in which you were participating at the time of your termination for this same two (2) year period.  A Change of Control of Assured Guaranty Ltd. shall be as defined in Assured Guaranty Ltd.’s Long-Term Incentive Plan.  Cause shall be defined as conviction or admission of guilt by you of a felony involving moral turpitude or, in carrying out your duties, you have been guilty of (i) a willful, serious and continued failure to perform your duties, (ii)a willful and serious misconduct or (iii) a willful and material breach of the company’s Code of Conduct.  Provided however, any act or failure to act shall not constitute Cause if such act or failure to act was committed or omitted in good faith and in a manner you reasonably believed to be in the best interest of the company.

All other conditions of employment apply and you should understand that employees of AGC are employees at will and that employment at AGC is not guaranteed for any period of time.

Sincerely,

Ivana M. Grillo

Vice President

Human Resources

CC:	Dominic Frederico
James Michener
Robert Mills